Exhibit 3.8

ALLY FINANCIAL INC.

2014 NON-EMPLOYEE DIRECTORS EQUITY COMPENSATION PLAN

SECTION 1. Purpose. The purpose of the Ally Financial Inc. 2014 Non-Employee Directors Equity Compensation Plan (the “Plan”) is to attract and retain the services of experienced non-employee directors of Ally Financial Inc. (the “Company”) by providing them with equity-based compensation for their services, thereby furthering the best interests of the Company and its shareholders.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Annual Award” means an Award granted under Section 10(a).

(b) “Award” means any Option, DSU or Share award granted under the Plan.

(c) “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e) “Board” means the board of directors of the Company.

(f) “Change in Control” has the meaning set forth in the Ally Financial Inc. 2014 Incentive Compensation Plan, as amended and restated from time to time.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(h) “Committee” means the Compensation, Nominating and Governance Committee of the Board or other committee of the Board, in either case designated by the Board to administer the Plan, or if no committee is designated, the Board.

(i) “Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.

(j) “Disability” has the meaning set forth in the Ally Financial Inc. 2011 Incentive Compensation Plan, as amended and restated from time to time.

(k) “DSU” means a contractual right granted under the Plan that is denominated in Shares. Each DSU represents a right to receive the value of one Share on the terms and conditions set forth in the Plan and the applicable Award Agreement. Awards of DSUs may include the right to receive dividend equivalents.

(l) “Effective Date” means the date on which the Plan is or has been both adopted by the Board and approved by the shareholders of the Company.

(m) “Fair Market Value” means (i) with respect to a Share, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. In the case of grants made at the time of an initial public offering, Fair Market Value shall mean the per Share price at which Shares are initially offered for sale to the public by the Company’s underwriters.

(n) “Initial Award” means an Award granted under Section 9(a) or Section 9(b).

(o) “Option” means an option granted under the Plan to purchase Shares on the terms and conditions set forth in the Plan and the applicable Award Agreement.

(p) “Participant” means the recipient of an Award granted under the Plan.

(q) “Prorated Annual Award” means an Award granted under Section 10(b).

(r) “Prorated Quarterly Award” means an Award granted under Section 10(d).

(s) “Quarterly Award” means an Award granted under Section 10(c).

(t) “Shares” means shares of the Company’s common stock.

SECTION 3. Eligibility. Each Director shall be eligible to receive an Award under the Plan.

SECTION 4. Administration.

(a) The Plan shall be administered by the Committee.

(b) Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof.

SECTION 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(c), the maximum number of Shares available for issuance under the Plan shall not exceed 0.1 % of the number of fully diluted Shares outstanding immediately after consummation of the Company’s initial public offering.

(b) Any Shares subject to an Award that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including (i) any Shares surrendered or withheld in payment of any grant, purchase or exercise price of an Award and (ii) any Shares subject to an Award to the extent that the Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan.

(c) In the event that, as a result of any special or extraordinary dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affecting the Shares, an adjustment is necessary in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the Share limit specified in Section 5(a);

(ii) the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii) the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award shall always be a whole number.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

SECTION 6 Options. The Committee is authorized to grant and provide for the grant of Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The exercise price per Share under an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares (including Shares underlying an Option), other Awards, other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

SECTION 7. DSUs. The Committee is authorized to grant DSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a) DSUs shall be subject to no restrictions or such restrictions as the Committee may impose (including any limitation on the right to receive any dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Without limiting the generality of the foregoing, if a DSU Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of a dividend equivalent to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable.

(b) Unless otherwise specifically provided in an Award Agreement, no DSU Award shall be settled and no Shares shall be delivered in respect thereof prior to the Participant’s termination of service.

(c) The Committee may determine the form or forms (including cash, Shares, other property or any combination thereof) in which payment of the amount owing upon settlement of any DSU Award may be made.

SECTION 8. Share Awards. The Committee is authorized to grant Shares to Participants with no restrictions or such restrictions as the Committee may impose.

SECTION 9. Initial Award.

(a) Each Director who is in office as of, and will continue in office following consummation of the Company’s initial public offering shall be granted a one-time Award of a number of DSUs equal to the quotient of (i) $100,000 divided by (ii) the Fair Market Value of a Share on the date of such grant, with each fractional DSU rounded up to the nearest whole DSU.

(b) Each new Director who is elected or appointed to the Board for the first time following consummation of the Company’s initial public offering shall be granted a one-time Award of a number of DSUs equal to the quotient of (i) $100,000 divided by (ii) the Fair Market Value of a Share on the date of such Director’s initial election or appointment to the Board, with each fractional DSU rounded up to the nearest whole DSU. For the avoidance doubt, any Participant who has received an Initial Award under Section 9(a) shall not be eligible to receive an Initial Award under this Section 9(b).

(c) Notwithstanding Section 9(a) and Section 9(b), prior to the grant date of any Initial Award, the Committee shall have the right to make adjustments to the amount and form of such Initial Award.

SECTION 10. Retainer Awards.

(a) Beginning at the Company’s first Annual Meeting of Shareholders following consummation of the Company’s initial public offering and at each Annual Meeting of Shareholders thereafter, each Director who is to continue in office following such meeting shall be granted an Award of a number of DSUs equal to the quotient of (i) $100,000 divided by (ii) the Fair Market Value of a Share on the date of such grant, with each fractional DSU rounded up to the nearest whole DSU. For the avoidance of doubt, Annual Award(s) received by a Participant under this Section 10(a) shall be in addition to any Initial Award received by such Participant under Section 9(a) or Section 9(b).

(b) In the event that a Director joins the Board following the grant date of an Annual Award but prior to the date of the Company’s next Annual Meeting of Shareholders, such Director shall be granted a prorated Annual Award of a number of DSUs equal to the product of (i) the number of months from the date he or she joins the Board until the date of the Company’s next Annual Meeting of Shareholders (counting the month of joining and the month of the Company’s next Annual Meeting of Shareholders as full months) multiplied by (ii) the quotient of (a) the number of DSUs in the Annual Award that immediately precedes the grant of such prorated Annual Award divided by (b) 12.

(c) In the event that the Company’s first Annual Meeting of Shareholders following consummation of the Company’s initial public offering occurs more than one calendar quarter after such consummation, beginning at the end of the first calendar quarter following such consummation and at the end of each subsequent calendar quarter until such Annual Meeting of Shareholders, each Director shall be granted a Quarterly Award of a number of DSUs equal to the quotient of (i) $25,000 divided by (ii) the Fair Market Value of a Share on the date of such grant, with each fractional DSU rounded up to the nearest whole DSU. For the avoidance of doubt, Quarterly Award(s) received by a Participant under this Section 10(c) shall be in addition to any Initial Award received by such Participant under Section 9(a) or Section 9(b).

(d) Any Director who joins the Board between two consecutive grants of Quarterly Awards shall receive a prorated Quarterly Award at the first grant date of Quarterly Awards following his or her commencement of service on the Board based on the length of his or her service on the Board as of such grant date.

(e) Notwithstanding Section 10(a), Section 10(b), Section 10(c) and Section 10(d), prior to the grant date of any Annual Award, Prorated Annual Award, Quarterly Award or Prorated Quarterly Award, the Committee shall have the right to make adjustments to the amount and form of such Annual Award, Prorated Annual Award, Quarterly Award or Prorated Quarterly Award.

SECTION 11. Effect of Termination of Service on Awards. Except as may otherwise specifically be provided in an Award Agreement, Awards granted hereunder shall be subject to the following provisions in the event a Participant’s service is terminated while such Award is outstanding and prior to the settlement thereof.

(a) If a Participant’s service terminates due to death or Disability, any unvested Awards shall become nonforfeitable on the date of such termination of service.

(b) If a Participant’s service terminates for reasons other than death or Disability, any unvested Awards shall be forfeited on the date of such termination of service.

(c) Any vested Awards other than Options shall be settled within 75 days of termination of service, and any vested Options shall remain exercisable for one year from the date of termination of service.

SECTION 12. Effect of Change in Control on Awards. In the event of a Change in Control, unless otherwise specifically provided in an Award Agreement, all outstanding Awards shall become fully exercisable, shall vest and shall be settled, as applicable, and any restrictions applicable to any Award shall automatically lapse.

SECTION 13. General Provisions Applicable to Awards.

(a) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may specifically be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; provided, however, that the Committee shall not permit, and an Award Agreement shall not provide for, any Award to be transferred or transferable to a third party for value or consideration without the approval of shareholders. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

(f) All certificates for, or other indicia of, Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 14. Amendments and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary in the Plan, the Board may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; provided further that, except as provided in Section 5(c), the Committee shall not without the approval of the Company’s shareholders (i) lower the exercise price per Share of an Option after it is granted or take any other action that would be treated as a repricing of such Award under the rules of the principal U.S. stock market on which the Company’s Shares are traded, or (ii) cancel an Option when the exercise price per Share exceeds the Fair Market Value in exchange for cash or another Award (other than in connection with a Change in Control); and provided further that the Committee’s authority under this Section 14(b) is limited by the provisions of Section 13(d).

(c) The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 15. Miscellaneous.

(a) The grant of an Award shall not be construed as giving a Participant the right to be retained in the service of the Board or the Company. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth herein and in the applicable Award Agreement.

(b) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(c) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, to the extent required by applicable law.

(d) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(e) To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 16. Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

SECTION 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the tenth year anniversary of the Effective Date, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 18. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan and the applicable Award Agreements are intended to comply with the requirements of Section 409A of the Code and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

SECTION 19. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Michigan, without application of the conflicts of law principles thereof.